Exhibit 99.1
DENBURY ANNOUNCES PROVED RESERVES AND PRODUCTION
Replaces 330% of Proved Reserves
Increases Tertiary Proved Reserves by 15% on Initial Bookings for Bell Creek Field

PLANO, TX - February 11, 2014 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") announced today that its total estimated proved oil and natural gas reserves at December 31, 2013 were 468 million barrels of oil equivalent (“MMBOE”), consisting of 387 million barrels of crude oil, condensate and natural gas liquids (together, "liquids"), and 81 MMBOE (or 490 billion cubic feet) of natural gas. Reserves were 83% liquids and 62% proved developed, and 49% of such reserves were attributable to Denbury’s carbon dioxide (“CO2”) enhanced oil recovery ("tertiary") operations. Total tertiary reserves at December 31, 2013 were 230 MMBOE, up 15% from the prior year-end level of these reserves of 201 MMBOE, primarily as a result of initial tertiary reserves bookings at Bell Creek Field in the Rocky Mountain region during the fourth quarter.

Denbury’s aggregate proved reserves additions during 2013 were 85 MMBOE, representing a 330% reserves replacement-to-production ratio. The proved reserve additions consisted primarily of 34 MMBOE of reserves from tertiary development of Bell Creek Field and 42 MMBOE of reserves acquired in the Cedar Creek Anticline of Montana and North Dakota during in the first quarter of 2013. These additions were offset by 26 MMBOE of production during the year. The following is a preliminary reconciliation of the change in the Company’s estimated proved oil and natural gas reserves quantities between December 31, 2012 and December 31, 2013:

MMBOE
Balance at December 31, 2012	409
Extensions & discoveries and improved recoveries	34
Acquisitions	43
Revisions	8
Estimated 2013 production	(26)
Balance at December 31, 2013	468

The estimated discounted net present value of Denbury’s proved reserves at December 31, 2013, before projected income taxes, using a 10% per annum discount rate ("PV-10 Value", a non-GAAP measure), was $10.6 billion, as compared to $9.9 billion at December 31, 2012. PV-10 Value and estimated proved reserves for 2013 were computed using first-day-of-the-month 12-month average prices of $96.94 per barrel ("Bbl") for oil (based on NYMEX prices) and $3.67 per million British thermal unit (“MMBtu”) for natural gas (based on Henry Hub cash prices), adjusted for prices received at the field (an average of $100.55 per Bbl for oil and $3.43 per thousand cubic feet ("Mcf") for natural gas). Comparative prices for year-end 2012 were $94.71 per Bbl of oil and $2.85 per MMBtu of natural gas, adjusted for prices received at the field (an average of $102.58 per Bbl for oil and $2.39 per Mcf for natural gas).

Denbury’s estimated proved CO2 reserves at year-end 2013, on a gross working interest or 8/8th’s basis for operated fields, together with its overriding royalty interest in LaBarge Field in Wyoming, totaled 9.6 trillion cubic feet ("Tcf"), nearly unchanged from year-earlier December 31, 2012 CO2 reserves as reserve additions of CO2 were roughly in-line with annual CO2 production. Of these total CO2 reserves, 6.1 Tcf are located in the Gulf Coast region and 3.5 Tcf in the Rocky Mountain region. In addition to these proved CO2 reserves, Denbury is currently purchasing CO2 from two industrial facilities in the Gulf Coast region and a gas processing facility in the Rocky Mountain region, all under long-term contractual agreements. Although there are no proved CO2 reserves associated with these long-term agreements, they currently supply approximately 10% of the CO2 Denbury is using for its tertiary operations.

Preliminary 2013 and Fourth Quarter Production and Realized Commodity Prices

Based on preliminary data, Denbury’s average annual production rate for 2013 was 70,243 barrels of oil equivalent per day ("BOE/d") which included 38,477 barrels per day (“Bbls/d”) from tertiary properties. Preliminary estimated total production for the fourth quarter of 2013 averaged 71,466 BOE/d, roughly flat with third quarter 2013 levels, as a 3% quarter-to-quarter increase in tertiary production, to 38,603 Bbls/d was offset by a 3% decrease in non-tertiary production. Fourth quarter of 2013 production was 95% oil, unchanged from the third quarter of 2013 level. Sequential growth in quarterly tertiary production was primarily driven by continued growth at Heidelberg and Oyster Bayou fields, improved production facility run time at Hastings Field, increased CO2 injections into Delhi Field, and the gradual production response at Bell Creek Field. These increases were partially offset by continued normal declines in the Company’s mature tertiary fields. The sequential decline in quarterly non-tertiary production was primarily due to weather-related impacts and natural production declines.

Based on preliminary data, Denbury’s average realized oil price was $93.00 per Bbl in the fourth quarter of 2013, compared to $105.91 in the third quarter of 2013, and the Company’s average realized natural gas price was $3.50 per Mcf in the fourth quarter of 2013, compared to $3.38 per Mcf in the third quarter of 2013.

Preliminary 2013 Capital Expenditures

Denbury estimates that 2013 capital expenditures were $981 million for capital projects and $163 million for other capital costs, including capitalized interest, pre-production tertiary costs and capitalized corporate exploration and development costs. Of the estimated $1.144 billion spent, $874 million was spent on oil and natural gas exploration and development, and $270 million was spent on CO2 source wells, CO2 infrastructure and pipelines, and other items. These estimated capital expenditures exclude property acquisition costs of $1.03 billion. A breakdown of preliminary estimated 2013 capital expenditures is shown in the following table:

Category/Type	2013 Preliminary Capital Expenditures (in millions)
Oil and natural gas
Tertiary fields	$535
Non-tertiary fields	225
Capitalized interest and other costs (1)	114
Total exploration and development	874
Property acquisitions	1,032
Total oil and natural gas	1,906
CO2 and other
CO2 pipelines	57
CO2 sources (2)	164
CO2 capitalized interest and other	49
Total CO2 and other	270
Total capital expenditures	$2,176

(1)	Includes capitalized internal acquisition, exploration and development costs, capitalized interest, and pre-production start-up costs associated with new tertiary floods

(2)	Includes capital expenditures related to the Riley Ridge gas processing facility

Share Repurchase Update

Denbury continues to repurchase shares from time to time under the share repurchase program it commenced in October 2011. As of February 7, 2014, Denbury has acquired a total of approximately 58 million common shares under the program, or about 14% of its shares outstanding at September 30, 2011, at an average cost of $15.67 per share. The Company acquired approximately

10 million of these shares in the first quarter of 2014 through February 7th and, including purchases made in December 2013, the Company has acquired a total of approximately 15 million common shares in the last two months, or about 4% of shares outstanding at September 30, 2011, at an average cost of $16.21 per share. As of February 7, 2014, $260 million of share repurchases remained authorized under the program. There is no set expiration date for the program and no requirement that the entire authorized amount be used.

Management Comment

Phil Rykhoek, Denbury’s President and CEO commented, "We achieved several significant and strategic milestones in 2013. Annual production from our core tertiary operations increased 9% year over year, and was in the upper half of our estimated production range. We executed on our Rocky Mountain region expansion plans, booking 34 MMBOE of initial proved tertiary reserves at Bell Creek Field, our first CO2 flood in the region, and starting up the Riley Ridge gas processing facility before year end. In addition, we recently completed construction of our Greencore Pipeline interconnect, which has allowed us to increase CO2 injections into Bell Creek Field.

"Although we are pleased that we were able to book our first CO2 EOR reserves in the Rocky Mountain region, our year-end 2013 PV-10 Value was negatively impacted by cost increases (including higher capital costs and higher CO2 costs reflecting the addition of higher cost anthropogenic CO2 sources), revised production timing, and lower oil price differentials. As discussed at our November 2013 annual analyst day, our primary goal in 2014 is to focus on value, which includes reducing our development and operating costs. To this end, we have several internal initiatives underway that we expect to result in meaningful cost reductions.

"We remain focused on increasing shareholder value by optimizing the development of our attractive asset base and growing our production, reserves, and dividends. We believe in our strategy and its long-term economic benefits and therefore continue to periodically repurchase our common stock as it continues to trade well below our proved net asset value, making the repurchases a great investment. In just the last two months, we have repurchased an additional 4% of our common stock, thus further improving our per share metrics. We look forward to executing our value-driven growth and income strategy in 2014 and beyond."

Conference Presentation and Fourth Quarter and Full-Year 2013 Results Conference Call

Phil Rykhoek will be presenting at the Credit Suisse 19th Annual Energy Summit on Wednesday, February 12, 2014 at 1:55 P.M. (Mountain) in Vail, Colorado. The slides for the presentation have been published to the Company’s website at www.denbury.com. A live audio webcast of the presentation will be available on the Company's website and will be archived there for approximately 30 days after the presentation.

Denbury will host a conference call to review and discuss fourth quarter and full-year 2013 financial and operating results on Thursday, February 20, 2014 at 10:00 A.M. (Central). Results will be released before the market opens that day and the full text of the news release will be available on the Company's website. Individuals who would like to participate should dial the applicable dial-in number listed below ten minutes before the scheduled start time and provide the confirmation number to the operator.

What: Denbury Resources Fourth Quarter and Full-Year 2013 Results Conference Call
Date: Thursday, February 20, 2014
Time: 10:00 A.M. (Central) / 11:00 A.M. (Eastern)
Dial-in numbers: 800.230.1096 (domestic) and 612.332.0725 (international)
Confirmation number: 260593

A live audio webcast of the results conference call will be available on the Company's website. This audio webcast will be archived on the website for at least one month and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260593.

Information on PV-10 Value and Reserves

PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows ("Standardized Measure"), which measure at year-end 2013 will be presented in Denbury’s upcoming Form 10-K, in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. Denbury’s 2013 and 2012 year-end estimated proved oil and natural gas reserves and proved CO2 reserves quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton.

Denbury is a growing, dividend paying, domestic oil and natural gas company. The Company's primary focus is on enhanced oil recovery utilizing carbon dioxide and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations. For more information about Denbury, please visit www.denbury.com.

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In this news release, Denbury provides estimated year-end 2013 proved reserves information and preliminary production, realized pricing and capital expenditures information for its fiscal year 2013. Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Denbury's normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This news release contains forward-looking statements that involve risks and uncertainties, including estimated quantities and PV-10 Value of proved oil and gas reserves and quantities of CO2 reserves, preliminary estimates of fourth quarter 2013 production and realized prices, full-year 2013 production, and 2013 capital expenditures, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update our forward-looking statements.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028